Exhibit 99.2

Media & Analyst Inquiries:

Darcie M. Brossart

214-863-1335

dbrossart@wyndham.com

WYNDHAM ANNOUNCES RESIGNATION OF

CHIEF FINANCIAL OFFICER, RICHARD A. SMITH

Elizabeth Schroeder Tapped as Successor of Company’s

Top Financial Position

DALLAS (Oct. 12, 2004) – Wyndham International, Inc. (AMEX:WBR) announced today the resignation of executive vice president and chief financial officer, Richard A. Smith, effective Oct. 29, 2004. Smith is leaving Wyndham to pursue another executive opportunity. Elizabeth Schroeder, Wyndham’s current senior vice president of finance, strategic planning and investor relations, has been named Smith’s successor.

Wyndham Chairman and Chief Executive Officer, Fred J. Kleisner, said, “Rick’s achievements have allowed Wyndham to stay focused on our strategic business plan in order to produce strong results for all our stakeholders. Rick has left an impressive mark on Wyndham, and we wish him continued success in his career.”

Smith’s resignation is unrelated to a separate Wyndham International press release issued today, which announced additional executive changes as a result of changes in the Company’s organizational structure.

Newly Appointed EVP & Acting Chief Financial Officer, Elizabeth Schroeder:

Elizabeth Schroeder will be appointed executive vice president and acting chief financial officer, responsible for the Company’s financial strategy and operations. It is anticipated that Schroeder’s permanent appointment will be confirmed by Wyndham’s Board of Directors in early 2005.

Kleisner said, “Elizabeth is a skilled financial strategist and an instrumental member of the Wyndham executive management team. She will continue to aggressively

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Wyndham Announces Resignation of Chief Financial Officer, Richard A. Smith

lead Wyndham in a balanced direction that maximizes market conditions and reduces debt while maintaining brand integrity.”

Schroeder joined Wyndham in August 1998 as vice president of finance. In May 2000, she was promoted to senior vice president of finance and assumed additional responsibilities for investor relations and strategic planning. Prior to Wyndham, Schroeder held executive positions in financial reporting, planning and analysis with American General Hospitality, where she was the corporate controller for the company. While there, she played an instrumental role in the Company’s public offering. Schroeder’s professional background also encompasses eight years with various regional public accounting firms overseeing large corporate and high wealth individual clients.

Schroeder earned her bachelor’s degree from Louisiana State University and is a certified public accountant.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

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